Exhibit 99.2

Absci Announces Pricing of Public Offering of Common Stock

VANCOUVER, WA – February 27, 2024 — Absci Corporation (Nasdaq: ABSI) (“Absci”), a data-first generative AI drug creation company, today announced the pricing of an underwritten public offering of 16,700,000 shares of its common stock at a public offering price of $4.50 per share, before deducting underwriting discounts and commissions. In addition, Absci has granted the underwriters a 30-day option to purchase up to an additional 2,505,000 shares of its common stock on the same terms and conditions. The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be approximately $75.2 million, excluding any exercise of the underwriters’ option to purchase additional shares. All of the shares in the offering are to be sold by Absci.

Absci intends to use the net proceeds from the offering to fund the development of its internal asset programs, continued investment in its Integrated Drug Creation™ platform, including related AI and wet-lab technologies, and for working capital and other general corporate purposes.

Morgan Stanley and TD Cowen are acting as joint book-running managers for the offering. The offering is expected to close on or about March 1, 2024, subject to the satisfaction of customary closing conditions.

The shares of common stock are being offered by Absci pursuant to an effective shelf registration statement on Form S-3 (File No. 333-267043) that was previously filed with the U.S. Securities and Exchange Commission (SEC) on August 24, 2022 and became effective on September 2, 2022. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC on February 27, 2024. The final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and may be obtained, when available, from Morgan Stanley & Co LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, by telephone: (866) 718-1649, or by email at prospectus@morganstanley.com; Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, by telephone at (833) 297-2926 or by email at Prospectus_ECM@cowen.com; or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Absci

Absci is a data-first generative AI drug creation company that combines AI with scalable wet lab technologies to create better biologics for patients, faster. Our Integrated Drug Creation™ platform unlocks the potential to accelerate time to clinic and increase the probability of success by simultaneously optimizing multiple drug characteristics important to both development and therapeutic benefit. With the data to train, the AI to create, and the wet lab to validate, we can screen billions of cells per week, allowing us to go from AI-designed antibodies to wet lab-validated candidates in as little as six weeks. Absci’s headquarters is in Vancouver, WA, with its AI Research Lab in New York City and an Innovation Center in Zug, Switzerland.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding Absci’s anticipated public offering. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release, such as the intended offering terms, are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, uncertainties related to market conditions, statements about the expected gross proceeds from the offering and use of proceeds, and the completion of the offering on the anticipated terms or at all. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Absci’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, as well as discussions of potential risks, uncertainties, and other important factors in Absci’s other filings with the SEC, including those contained or incorporated by reference in the preliminary prospectus supplement and accompanying prospectus related to the public offering filed with the SEC. In addition, any forward-looking statements contained in this press release represent Absci’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Absci explicitly disclaims any obligation to update any forward-looking statements, except as required by law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact

Alex Khan

VP, Finance & Investor Relations

investors@absci.com

Media Contact

press@absci.com